                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT

                                     AMONG

                        GATEWAY HEALTHCARE CORPORATION,

             THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO,

                                      AND

                        GULF SOUTH MEDICAL SUPPLY, INC.



                         DATED AS OF NOVEMBER 19, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.01.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II - PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . .  4

     2.01.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.02.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.03.  ESCROW ACCOUNT  . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS . . .  2

     3.01.  CORPORATE EXISTENCE AND POWER . . . . . . . . . . . . . . . . . .  2
     3.02.  CORPORATE AUTHORIZATION . . . . . . . . . . . . . . . . . . . . .  1
     3.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS  . . . . . . . . . . . . . .  1
     3.04.  NON-CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . . .  1
     3.05.  CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . .  1
     3.06.  SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     3.07.  FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . .  2
     3.08.  ABSENCE OF CERTAIN CHANGES  . . . . . . . . . . . . . . . . . . .  3
     3.09.  PROPERTY AND EQUIPMENT  . . . . . . . . . . . . . . . . . . . . .  4
     3.10.  NO UNDISCLOSED MATERIAL LIABILITIES . . . . . . . . . . . . . . .  5
     3.11.  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.12.  MATERIAL CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . .  5
     3.13.  INSURANCE COVERAGE  . . . . . . . . . . . . . . . . . . . . . . .  6
     3.14.  COMPLIANCE WITH LAWS; NO DEFAULTS . . . . . . . . . . . . . . . .  6
     3.15.  FINDERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.16.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . .  7
     3.17.  INVENTORIES . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.18.  RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.19.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.20.  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.21.  ENVIRONMENTAL COMPLIANCE  . . . . . . . . . . . . . . . . . . . . 10
     3.22.  CUSTOMERS AND SUPPLIERS . . . . . . . . . . . . . . . . . . . . . 12
     3.23.  TRANSACTIONS WITH AFFILIATES  . . . . . . . . . . . . . . . . . . 12
     3.24.  INTERCOMPANY ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . 13

ARTICLE IV - ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . 13

     4.01.  TITLE TO AND VALIDITY OF SECURITIES . . . . . . . . . . . . . . . 13
     4.02.  AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.03.  INVESTMENT REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . 14
     4.04.  POWER TO ACT AS TRUSTEE OR EXECUTOR . . . . . . . . . . . . . . . 14

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . 15

     5.01.  ORGANIZATION AND EXISTENCE  . . . . . . . . . . . . . . . . . . . 15
     5.02.  CORPORATE AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . 15
     5.03.  GOVERNMENTAL AUTHORIZATION  . . . . . . . . . . . . . . . . . . . 15
     5.04.  NON-CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.05.  VALIDITY OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . 15
     5.06.  RESERVATION OF WARRANT SHARES . . . . . . . . . . . . . . . . . . 16

                                                                            PAGE
                                                                            ----
     5.07.  FINDERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.08.  PURCHASE FOR INVESTMENT . . . . . . . . . . . . . . . . . . . . . 16
     5.09.  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.10.  SEC DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.11.  ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . . . . . 17

ARTICLE VI - COVENANTS OF THE COMPANY AND SELLERS . . . . . . . . . . . . . . 17

     6.01.  CONDUCT OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . 17
     6.02.  ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . . . . . . 18
     6.03.  NOTICES OF CERTAIN EVENTS . . . . . . . . . . . . . . . . . . . . 19
     6.04.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.05.  NO NEGOTIATIONS WITH THIRD PARTIES  . . . . . . . . . . . . . . . 20
     6.06.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.07.  FACILITY CLOSINGS . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.08.  BOARD APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.09.  CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE VII - COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . 20

     7.01.  REGISTRATION STATEMENT  . . . . . . . . . . . . . . . . . . . . . 20
     7.02.  STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.03.  MANAGEMENT BONUSES  . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VIII - COVENANTS OF ALL PARTIES . . . . . . . . . . . . . . . . . . . 22

     8.01.  BEST EFFORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     8.02.  CERTAIN FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.03.  PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE IX - EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . 23

     9.01.  EMPLOYEE BENEFITS DEFINITIONS . . . . . . . . . . . . . . . . . . 23
     9.02.  ERISA REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . 23
     9.03.  NO THIRD PARTY BENEFICIARIES  . . . . . . . . . . . . . . . . . . 25

ARTICLE X - CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . 25

     10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY . . . . . . . . . . . 25
     10.02. CONDITIONS TO OBLIGATION OF BUYER . . . . . . . . . . . . . . . . 25
     10.03. CONDITIONS TO OBLIGATION OF SELLER  . . . . . . . . . . . . . . . 27

ARTICLE XI - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . 27

     11.01. SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.02. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . 28
     11.03. PROCEDURES; NO WAIVER . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE XII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     12.01. GROUNDS FOR TERMINATION . . . . . . . . . . . . . . . . . . . . . 30
     12.02. EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE XIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . 31

     13.01. NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     13.02. AMENDMENTS; NO WAIVERS  . . . . . . . . . . . . . . . . . . . . . 32
     13.03. EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

                                                                            PAGE
                                                                            ----
     13.04. SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . . 33
     13.05. FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . 33
     13.06. GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     13.07. COUNTERPARTS; EFFECTIVENESS . . . . . . . . . . . . . . . . . . . 33
     13.08. ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . 33
     13.09. CAPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33


SCHEDULES
---------

SCHEDULE 2.01    LIST OF STOCKHOLDERS
SCHEDULE 3.03    CONSENTS
SCHEDULE 3.04    NON-CONTRAVENTION
SCHEDULE 3.05    CAPITALIZATION
SCHEDULE 3.06    SUBSIDIARIES
SCHEDULE 3.07    FINANCIAL STATEMENTS
SCHEDULE 3.08    CERTAIN CHANGES
SCHEDULE 3.09    LIENS
SCHEDULE 3.10    UNDISCLOSED LIABILITIES
SCHEDULE 3.11    LITIGATION
SCHEDULE 3.12    MATERIAL CONTRACTS
SCHEDULE 3.14    COMPLIANCE WITH LAWS
SCHEDULE 3.16    INTELLECTUAL PROPERTY
SCHEDULE 3.19    TAXES
SCHEDULE 3.20    EMPLOYEES
SCHEDULE 3.21    ENVIRONMENTAL
SCHEDULE 3.22    CUSTOMERS AND SUPPLIERS
SCHEDULE 3.23    TRANSACTIONS WITH AFFILIATES
SCHEDULE 3.24    INTERCOMPANY ARRANGEMENTS
SCHEDULE 9.02    ERISA REPRESENTATIONS
SCHEDULE 10.02   REQUIRED CONSENTS

EXHIBITS
--------


EXHIBIT A        FORM OF ESCROW AGREEMENT
EXHIBIT B        FORM OF WARRANT
EXHIBIT C-1      FORM OF NOTE
EXHIBIT C-2      FORM OF PLEDGE AGREEMENT
EXHIBIT D        FORM OF TERMINATION AGREEMENT

                            STOCK PURCHASE AGREEMENT


       AGREEMENT dated as of November 19, 1996 among Gateway Healthcare Corporation, a Virginia corporation (the "Company"); the stockholders of the Company listed on the signature pages hereto (the "Sellers"); and Gulf South Medical Supply, Inc., a Delaware corporation ("Buyer").

                             W I T N E S S E T H :

       WHEREAS, Buyer desires to purchase from Sellers all of the outstanding shares of capital stock and stock warrants of the Company (the "Securities"); and

       WHEREAS, each Seller desires to sell to Buyer all of the Securities owned by such Seller;

       NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

              "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

              "Allied" means Allied Investment Corporation, Allied Capital Corporation II and Allied Venture Partnership, collectively.

              "Balance Sheet" means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 1996 referred to in
Section 3.07 and attached hereto as part of Schedule 3.07.

              "Balance Sheet Date" means August 31, 1996.

              "Bank" means Bank of America Illinois.

              "Buyer Common Stock" means the common stock, $.01 par value, of the Buyer.

              "Buyer's Counsel" means the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

              "Buyer Securities" means the Warrants and Warrant Shares.

              "Closing Date" means the date of the Closing.

              "Closing Debt" means the aggregate of the amounts paid by the Company at Closing pursuant to Section 2.02(e).

              "Common Stock" means the common stock, $.01 par value, of the Company.

              "Escrow Agent" means the escrow agent that is a signatory to the Escrow Agreement.

              "Escrow Agreement" means the Escrow Agreement among Sellers, Buyer and the Escrow Agent in substantially the form set forth in Exhibit A.

              "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements for the applicable prior periods.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Intellectual Property Rights" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registration, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

              "Knowledge of the Company" means the knowledge of any of Ed Shulman, Larry Berenger or Tony Martini.

              "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

              "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole.

              "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or results or operations of the Company and the Subsidiaries taken as a whole.

              "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Optionholders" means the Persons listed as such on Schedule 2.01 to whom the Company has granted employee stock options under the Company's 1992 Stock Plan.

              "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

              "SEC" means the United States Securities and Exchange Commission.

              "Sellers' Counsel" means the law firm of McDermott, Will & Emery, Chicago, Illinois, as counsel to the Company and the Sellers.

              "Sellers' Representative" means North American Fund II.

              "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

              (b) Each of the following terms is defined in the Section set forth opposite such term:

                     Term                                       Section
                     ----                                       -------
                     Audited Financial Statements               3.07
                     Benefit Arrangements                       9.02
                     Buyer Option                               7.05
                     Cash Purchase Price                        2.01
                     Closing                                    2.02
                     Code                                       3.19
                     Company Option                             7.05
                     Company Securities                         3.05
                     CERCLA                                     3.21
                     Damages                                    11.02
                     Employee Plans                             9.01
                     ERISA                                      9.01

                     ERISA Affiliate                            9.01
                     Environmental Laws                         3.21
                     Environmental Liabilities                  3.21
                     Financial Statements                       3.07
                     Hazardous Substance                        3.21
                     Indemnified Party                          11.03
                     Indemnifying Party                         11.03
                     Interim Financial Statements               3.07
                     Losses                                     7.02
                     Multiemployer Plan                         9.01
                     Option Shares                              7.03
                     Permit                                     3.14
                     Purchase Price                             2.01
                     Regulated Activity                         3.21
                     Release                                    3.21
                     Securities Act                             4.03
                     SEC Documents                              5.08
                     Subsidiary Securities                      3.06
                     Tax                                        3.19
                     Tax Authority                              3.19
                     Tax Return                                 3.19
                     Warrants                                   2.01
                     Warrant Shares                             2.01


                                   ARTICLE II

                               PURCHASE AND SALE

       2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller, severally and not jointly, shall sell to Buyer, and Buyer shall purchase from such Seller, at the Closing, that number of Securities as is set forth opposite such Seller's name on Schedule 2.01. The aggregate purchase price (the "Purchase Price") is (i) the amount (such amount being referred to as the "Cash Purchase Price") equal to (W) Thirty-Eight Million Eight Hundred Thousand Dollars ($38,800,000) less (X) the amount of Closing Debt, and less (Y) the value of employee stock options to purchase a certain number of shares of Buyer Common Stock as determined in accordance with
Section 7.02, such value to be determined in accordance with Schedule 7.02, and
(ii) warrants to purchase an aggregate of 450,000 shares of Buyer Common Stock at an exercise price of $25.90 per share (the "Warrant Shares") in substantially the form set forth in Exhibit B (individually a "Warrant" and collectively, the "Warrants"). The Purchase Price shall be paid as provided in Sections 2.02 and 7.02.

       2.02. CLOSING. The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at the offices of McDermott, Will & Emery, Chicago, Illinois as soon as possible, but in no event earlier than December 26, 1996 or later than 5 business days after the expiration or termination of the applicable waiting period under the HSR Act, or at such other time or place as Buyer and Sellers may agree. At the Closing,

              (a) Subject to clause (g), Buyer shall have delivered the amount equal to (X) the Cash Purchase Price less (Y) [CONFIDENTIAL TREATMENT REQUESTED] by wire transfer to an account for the benefit of the Sellers, such account to be designated by the Company by written notice to Buyer not later than one business day prior to the Closing Date.

              (b) Subject to clause (g), Buyer shall deliver to the Escrow Agent [CONFIDENTIAL TREATMENT REQUESTED], by certified or official bank check or by wire transfer, to be held by the Escrow Agent in accordance with the Escrow Agreement.

              (c) On the later of the Closing and January 2, 1997, Buyer shall deliver to Sellers, in the names and denominations designated by North American Fund II by written notice not later than one business day prior to the Closing Date, Warrants to purchase the number of Warrant Shares, to be divided among the Sellers as the Sellers agree.

              (d) Buyer shall grant Buyer Options to the Optionholders in accordance with Section 7.02.

              (e) Buyer shall provide to the Company the amount of Closing Debt and the Company shall pay in full:

                     (i) all principal, interest and other amounts outstanding under the Company's Senior Secured Notes to Bank;

                     (ii) all principal, interest and other amounts outstanding under the Company's subordinated debentures to Allied; and

                     (iii) all principal, interest and other amounts outstanding under the Company's debt obligations to North American Fund II.

       The foregoing payments shall be made in immediately available funds.

              (f) Sellers shall deliver to Buyer certificates for the Securities duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

              (g) Notwithstanding the foregoing, in the event the Closing occurs prior to December 31, 1996, at the Closing, Buyer shall (i) have delivered to Sellers in the denominations to be designated by North American Fund II by written notice not later than one business day prior to the Closing Date, in lieu of the aggregate amount referred to in clause (a) above, notes payable for such aggregate amount in substantially the form attached hereto as Exhibit C-1 and such notes shall be secured by a pledge of all of the Securities owned by Sellers as evidenced by the pledge agreement in substantially the form attached hereto as Exhibit C-2 and (ii) deliver to the Escrow Agent, in lieu of the [CONFIDENTIAL TREATMENT REQUESTED] referred to in clause (b) above, a secured note for [CONFIDENTIAL TREATMENT REQUESTED] payable January 2, 1997 to be held by the Escrow Agent in accordance with the Escrow Agreement.

              (h) The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

       2.03. ESCROW ACCOUNT. Sellers agree that, notwithstanding any investigation of the business of the Company made by or on behalf of Buyer, at the Closing [CONFIDENTIAL TREATMENT REQUESTED] of the cash portion of the Purchase Price shall be delivered by Buyer to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement, except as otherwise provided in Section 2.02(g). All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to Buyer any amounts owing to Buyer under Section 11.02. Any amounts in excess of [CONFIDENTIAL TREATMENT REQUESTED] remaining on deposit with the Escrow Agent on June 30, 1997, and any amounts remaining on deposit with the Escrow Agent on December 31, 1997, shall be paid by the Escrow Agent to Sellers' Representative, except as otherwise provided in the Escrow Agreement.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                    SELLERS

       The Company and each Seller hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

       3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted.





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

       3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

       3.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by the Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act; and (b) no consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby, other than as set forth on Schedule 3.03.

       3.04. NON-CONTRAVENTION. Except as set forth on Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company;
(ii) assuming compliance with the HSR Act, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any material permit held by the Company or any Subsidiary; or (iv) assuming the receipt of all required consents, result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

       3.05. CAPITALIZATION. (A) All of the authorized and outstanding equity interests in the Company are described on Schedule 3.05. All outstanding shares of capital stock and stock warrants of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Sellers as shown on Schedule 2.01. Except as set forth in Schedule 2.01, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as described above or on
Schedule 3.05, there are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

              (b) Schedule 3.05 sets forth the name of each holder of indebtedness for borrowed money of the Company and, as to the Closing Debt, as of October 31, 1996, the principal amount outstanding under the indebtedness and the amount of accrued interest owing under the indebtedness. Except as set forth on Schedule 3.05, upon payment of the Closing Debt as set forth in
Section 2.02(f), the Company will have no indebtedness for borrowed money and no continuing obligations of any type under any documents evidencing the Company's indebtedness for borrowed money, except for obligations to the Bank for non-cashed checks and related fees, if any, as set forth in the letter to be delivered by the Bank pursuant to Section 10.02(g).

       3.06. SUBSIDIARIES. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.06.

              (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as may be related to Closing Debt held by the Bank. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

       3.07. FINANCIAL STATEMENTS. The Company has previously furnished Buyer with a true and complete copy of (i) the consolidated balance sheet of the Company as of December 31, 1995 and the statements of operations, cash flows and changes in stockholders' equity of the Company for the fiscal year then ended, as audited by KPMG Peat Marwick LLP (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date and the statements of operations, cash flows and changes in stockholders' equity of the Company for the interim period ended August 31, 1996, (the "Interim Financial Statements," and together with the Audited Financial Statements, the "Financial Statements"), which are attached hereto as Schedule 3.07. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the consolidated results of operations, cash flows and stockholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP (including the amounts of inventory and receivables thereon) except as otherwise stated therein, that inventory is priced on a last cost basis, and as set forth on Schedule 3.07 and with respect to the unaudited Interim Financial Statements, for the omission of footnote disclosures.

       3.08. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.08, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and there has not been:

              (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

              (c) any amendment of any outstanding security of the Company or any Subsidiary;

              (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

              (e) any creation or assumption by the Company or any Subsidiary of any Lien on any asset;

              (f) any making of any loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

              (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary;

              (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

              (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary;

              (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company; or

              (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary.

       3.09. PROPERTY AND EQUIPMENT. (a) The Company and the Subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) used in the Company's business, including those reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such properties or assets which is owned by the Company is subject to any Liens, except:

              (i) Liens for long-term debt which is disclosed on the Balance Sheet;

              (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

              (iii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets; or

              (iv) Liens described on Schedule 3.09 and Liens related to Bank debt.

              (b) There are no developments affecting any of such properties or assets pending or, to the knowledge of any Seller threatened, which are reasonably expected to materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

              (c) The equipment owned and utilized by the Company and the Subsidiaries has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), is substantially adequate for the uses to which it is being put and is generally adequate to conduct the business of the Company and the Subsidiaries as currently conducted.

              (d) The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and the Subsidiaries and are generally adequate to conduct such business as currently conducted.

       3.10.  NO UNDISCLOSED MATERIAL LIABILITIES.  Except as set forth in
Schedule 3.10, there are no material liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

              (i)    liabilities disclosed or provided for in the Balance
       Sheet;

              (ii) liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries taken as a whole; and

              (iii) liabilities incurred in the ordinary course of business consistent with past practices on or prior to the Balance Sheet Date which would not be required to be reflected on the Balance Sheet in accordance with GAAP.

       3.11. LITIGATION. Except as set forth on Schedule 3.11, there is no action, suit, investigation or proceeding pending against, or to the knowledge of any Seller threatened against or affecting, the Company or any Subsidiary or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

       3.12. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.12, neither the Company nor any Subsidiary is a party to or subject to:

              (i)    any lease providing for annual rentals of $25,000 or more;

              (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for payments by the Company or any Subsidiary of $25,000 or more;

              (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets providing for payments to the Company or any Subsidiary of $25,000 or more;

              (iv) any partnership, joint venture or other similar contract arrangement or agreement;

              (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

              (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or any Subsidiary;

              (vii) any agency, dealer, sales representative or other similar agreement;

              (viii) any contract or other document that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographical area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date; or

              (ix) any other contract or commitment not made in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole.

       (b) Except as disclosed in Schedule 3.12, each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company or a Subsidiary and is in full force and effect, and neither the Company, any Subsidiary nor, to the knowledge of the Company or any Seller, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

       3.13. INSURANCE COVERAGE. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums which are due and payable under all such policies and bonds have been paid and the Company and the Subsidiaries are otherwise in full compliance with the material terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since November 19, 1993 and remain in full force and effect. No Seller knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

       3.14. COMPLIANCE WITH LAWS; NO DEFAULTS. (a) Neither the Company nor any Subsidiary is in violation of, or, except as set forth in Schedule 3.14, has since November 19, 1993 violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

              (b) Schedule 3.14 correctly describes each license and permit (a "Permit") material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, except as such termination or impairment may relate solely to Buyer.

              (c) Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

       3.15. FINDERS' FEES. Except for Smith Barney Inc., whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers, the Company or any Subsidiary who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

       3.16.  INTELLECTUAL PROPERTY.

       (a) The Company does not own or license any patents or patent applications or trademarks, service marks, tradenames, service names, copyrights or registrations or applications for registration thereof, except for the tradename described in Schedule 3.16.

       (b)(i) Neither the Company nor any Subsidiary during the three years preceding the date of this Agreement has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) neither the Company nor any Seller has any knowledge of any other claim or infringement by the Company or any Subsidiary, or any knowledge of any continuing infringement by any other Person of any Intellectual Property Rights owned or licensed by the Company. No Intellectual Property Right owned or licensed by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

       (c) To the knowledge of the Company and Sellers, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company or any Subsidiary of any of the present officers, employees of or consultants to the Company or any Subsidiary or (ii) the use by the Company or any Subsidiary or any of such Persons in connection with their activities for or on behalf of the Company or any Subsidiary of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

       3.17. INVENTORIES. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP, except as set forth on Schedule 3.07. Since the Balance Sheet Date, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens except Liens related to the Bank debt. All of the inventory recorded on the Balance Sheet consists of, and all inventory on the Closing Date will be in quantities at least sufficient for the normal operation of the business of the Company and the Subsidiaries in accordance with past practices.

       3.18. RECEIVABLES. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts, notes receivable and other receivables of the Company and the Subsidiaries at the Closing Date will be, valid and genuine. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet in accordance with GAAP, except as set forth on Schedule 3.07.

       3.19.  TAXES.

              (a) "Code" means the Internal Revenue Code of 1986, as amended.
              "Tax" means any federal, state, local, foreign, net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, lease, service, license, withholding, payroll, employment, social security, worker's compensation, unemployment compensation, utility, severance, production, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee, impost, levy, duty, charge or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed in connection therewith or with respect thereto.

              "Tax Authority" means any governmental authority responsible for the imposition of any Tax.

              "Tax Return" means any return, declaration, report, statement, claim for refund, or information statement, including any schedule or attachment thereto, and including any amendment thereof, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

              (b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company and each Subsidiary is obligated to withhold for amounts owing to employees, creditors and third parties. All such Tax Returns were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and each Subsidiary and any other information required to be shown thereon, except as set forth on Schedule 3.19. All Taxes with respect to which each of the Company and its Subsidiaries has become obligated pursuant to elections made by it in accordance with generally accepted practice have been paid. No issues have been raised (and are currently pending) by any Tax Authority in connection with any of such Tax Returns. None of the Company and its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Tax Returns filed by the Company or any of its Subsidiaries contains, or will contain, a disclosure statement under former Section 6661 or
Section 6662 of the Code or any similar provision of state, local, foreign or other law. Any adjustment of Taxes made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by the Company or any of its Subsidiaries, and is currently in force, with respect to any matter relating to Taxes. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company and its Subsidiaries or are being contested and an adequate reserve therefor has been established and is fully reflected in such financial statements. All material elections with respect to Taxes affecting the Company and each Subsidiary, as of the date hereof, are set forth in the Tax Returns provided to Buyer. None of the Company and its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), or any other payment which would be nondeductible under Sections 162 or 404 of the Code. None of the Company and its Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise. All Taxes that have been withheld (or any such Taxes that were required to be withheld) by or on behalf of the Company and each Subsidiary from any amounts payable to any Person have been timely remitted to the appropriate Tax Authority. None of the Company and its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No claim has ever been made by a Tax Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. None of the Company and its Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the Company and its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. None of the Company and its Subsidiaries has, or has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. None of the assets of the Company and its Subsidiaries is property that is required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code. None of the assets of the Company and its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103 of the Code. None of the assets of the Company and its Subsidiaries is "tax-exempt use property" as defined in
Section 168(h) of the Code. Notwithstanding any other provisions herein, no representation is made with respect to the amount of or ability to use any net operating loss carry forward.

              (c) None of the Company and its Subsidiaries has ever filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign law), relating to collapsible corporations, or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to the disposition of any asset owned by it. None of the Company and its Subsidiaries is a party to any Tax sharing or similar agreement. Except as set forth in Schedule 3.19, none of the Company and its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return except with the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except for the Company and its Subsidiaries.

              (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries. The amount of the Company's and each Subsidiary's liability for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the current liability accruals for Taxes (excluding reserves for deferred taxes) as of the date of this Agreement, and the amount of the Company's and each Subsidiary's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes). None of the Buyer, the Company and its Subsidiaries will be subject to the provisions of Section 108 of the Code in connection with the transactions set forth in this Agreement.

              (e) Schedule 3.19 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company and each Subsidiary.

       3.20.  EMPLOYEES.  Schedule 3.20 sets forth a true and complete list of
(a) the names, titles, annual salaries and other compensations of all employees of the Company and the Subsidiaries whose annual base salary exceeds $25,000 and (b) the wage rates for non-salaried employees of the Company and the Subsidiaries (by classification). None of such employees and no other employee of the Company or a Subsidiary has indicated to the Company or any member of the Board of Directors of the Company or any of Ed Shulman, Larry Berenger or Tony Martini or any Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

       3.21.  ENVIRONMENTAL COMPLIANCE.

              (a) ENVIRONMENTAL DEFINITIONS. The following terms, as used herein, have the following meanings:

              "CERCLA" means the Comprehensive Environmental Responses, Compensation and Liability Act of 1980, as amended.

              "Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions, whether now or hereinafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

              "Environmental Liabilities" means all liabilities of the Company and each Subsidiary whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to articles covered by Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.21 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

              "Hazardous Substance" means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, regulated under Environmental Laws.

              "Regulated Activity" means any use, treatment, storage, recycling, transportations or disposal of any Hazardous Substance.

              "Release" has the meaning specified in 42 U.S.C. Section 9601.

              (b)    Environmental Representations.  Except as disclosed on
Schedule 3.21:

       (i) To the knowledge of the Company and any Seller, the Company has not received any notice, notification, demand, request for information, citation, summons, order, complaint, assessment of, penalty or notice of investigation or review by any governmental or other entity with respect to any
(A) alleged violation by the Company or any Subsidiary of any Environmental Law or liability thereunder, (B) alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (c) Regulated Activity or (D) any Release of any Hazardous Substance.

       (ii) (A) The Company has not handled any Hazardous Substance, other than as a generator, on any property now or previously owned or leased by it;
(B) to the knowledge of the Company or any Seller, no polychlorinated biphenyls or urea formaldehyde is or has been present at any property now or previously owned or leased by the Company; (C) to the knowledge of the Company or any Seller, no asbestos is or has been present at any property now or previously owned or leased by the Company; (D) to the knowledge of the Company or any Seller, there are not underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by the Company; and (E) to the knowledge of the Company or any Seller, no Hazardous Substance has been Released at, or under any property now or previously owned or leased by the Company.

       (iii) To the knowledge of the Company or any Seller, the Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

       (iv) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company and no property now or previously owned or to the knowledge of the Company or any Seller, leased by the Company is listed or, to the knowledge of the Company or any Seller, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

       (v) The Company has not received written notice of any environmental Liens on any of the Company's assets, and has not received written notice of any governmental actions which have been taken or are in process that could subject any of such assets to such Liens. To the knowledge of the Company or any Seller, the Company would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of its business in any deed to such property.

       (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any property or facility now or previously owned or leased by the Company which have not been delivered to Buyer prior to the date hereof.

       3.22. CUSTOMERS AND SUPPLIERS. Except as set forth on Schedule 3.22, neither the Company nor any Subsidiary has received notice from, or otherwise has knowledge that, any customer or group of customers which are under common ownership or control and which accounted for five percent (5%) or more of the aggregate products and services furnished by the Company and the Subsidiaries during the past 18 months has stopped or intends to stop purchasing the Company's or a Subsidiary's products or services, nor has the Company or a Subsidiary lost any supplier, or group of suppliers, which accounted for five percent (5%) or more of the aggregate supplies purchased by the Company during the past 18 months.

       3.23.  TRANSACTIONS WITH AFFILIATES.  Except as set forth on Schedule
3.23 there are no loans, leases, royalty agreements or other continuing transactions between the Company and a Seller, any Affiliate of a Seller, or any member of a Seller's family. Except as set forth on Schedule 3.23, to the knowledge of the Company or any Seller, none of the officers or directors of the Company or any Seller (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company.

       3.24. INTERCOMPANY ARRANGEMENTS. Neither the Company nor any Subsidiary owns any note, bond, debenture or other indebtedness, and is not otherwise a creditor, of any Seller or any of its Affiliates. Except as set forth on Schedule 3.24, since the Balance Sheet Date, there has not been any payment by the Company or any Subsidiary to any Seller or any of its Affiliates, charge by any Seller or any of its Affiliates to the Company or any Subsidiary or other transaction between the Company or any Subsidiary and a Seller or any of its Affiliates.


                                   ARTICLE IV

                           ADDITIONAL REPRESENTATIONS
                           AND WARRANTIES OF SELLERS

       Each Seller, severally and not jointly, represents and warrants to, and agrees with, Buyer as follows:

       4.01. TITLE TO AND VALIDITY OF SECURITIES. Except as set forth in the Escrow Agreement and this Agreement, such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the capital stock and to sell the stock warrants designated as owned by such Seller opposite such Seller's name on Schedule 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Securities free and clear of any Lien. All Securities owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Securities to be sold by such Seller are registered in the Company's stock records in the name of such Seller.

       4.02. AUTHORITY. Such Seller has the legal power, right and authority to enter into and perform this Agreement and the Escrow Agreement and to perform each of its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller, (a) assuming compliance with the HSR Act, require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any material agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms. The Escrow Agreement, when executed and delivered by such Seller, will constitute a valid and binding obligation of such Seller, as the case may be, enforceable in accordance with its terms.

       4.03.  INVESTMENT REPRESENTATIONS.

              (a) Such Seller has sufficient knowledge and experience in investing in companies similar to Buyer so as to be able to evaluate the risks and merits of its investment in any of the Buyer Securities, and such Seller is able financially to bear the risks thereof;

              (b) Such Seller understands that (i) the Buyer Securities issued to it or to be issued to it have not been registered under the Securities Act of 1933 (the "Securities Act"), (ii) such Buyer Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) such Buyer Securities will bear a legend to such effect;

              (c) Such Seller is acquiring the Buyer Securities as principal for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in contravention of the Securities Act or any other applicable securities legislation, nor with any present intention of distributing or selling the same in contravention of the Securities Act or any other applicable securities legislation;

              (d) Except as contemplated herein, such Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Buyer Securities;

              (e) Such Seller has had an opportunity to discuss Buyer's business, management and financial affairs with Buyer's management; and

              (f) Such Seller has had an opportunity to consult with and seek the advice of independent legal, tax and business advisors.

       4.04. POWER TO ACT AS TRUSTEE OR EXECUTOR. If such Seller is serving as trustee or executor with respect to its Securities, such Seller is duly authorized and empowered by the instruments creating such trust or trusts or by the will of which such Seller is acting as executor and under applicable law to enter into this Agreement with respect to the Securities held by such Seller and to consummate the transactions contemplated herein.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to the Company and Sellers that:

       5.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

       5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Warrants and the consummation by Buyer of the transactions contemplated hereby and thereby, including the grant of Buyer Options pursuant to Section 7.02, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and upon execution, each of the Escrow Agreement and the Warrants will constitute a valid and binding agreement of Buyer.

       5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Warrants require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filing and approval of an application for the listing of the shares of Buyer Common Stock issued at Closing and the Warrant Shares on the Nasdaq Stock Market, (iii) any filings required to be made in connection with the registration for resale of the Warrant Shares and
(iv) a filing of Current Report on Form 8-K under the Securities and Exchange Act of 1934.

       5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Warrants do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer,
(ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of benefit to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or any permit held by Buyer.

       5.05. VALIDITY OF SHARES. The authorized capital stock of Buyer shall consist of (a) 30,000,000 shares of Common Stock, of which 16,264,923 shares are issued and outstanding as of the close of business on November 11, 1996 and
(b) 1,000,000 shares of preferred stock of which no shares have been issued or are outstanding on the date hereof. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Buyer Common Stock to be issued at Closing are duly authorized and, when issued to certain Sellers pursuant to this Agreement against payment of the consideration therefor as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Warrant Shares and Option Shares are duly authorized and, when issued in compliance with the provisions of this Agreement and the Warrants, will be validly issued, fully paid and nonassessable.

       5.06. RESERVATION OF WARRANT SHARES. Buyer has reserved, out of its authorized but unissued shares of Common Stock, the full number of Warrant Shares issuable upon the exercise of the Warrants and the Option Shares.

       5.07. FINDERS' FEES. Except for Montgomery Securities, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company, Sellers or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

       5.08. PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

       5.09. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

       5.10. SEC DOCUMENTS. (a) Buyer has furnished, or made available to Sellers' Counsel, copies of its annual report on Form 10-K for the fiscal year ended December 31, 1995, its quarterly reports on Form 10-Q for the quarters ended March 31, 1996, as amended, and June 30, 1996 and its proxy statement in connection with its annual meeting of stockholders held on April 18 , 1996 (collectively, the "SEC Documents"). The SEC Documents constitute all the documents that Buyer was required to file with the SEC since December 31, 1995. Each of the SEC Documents has been duly filed, and when filed was in compliance in all material respects with the requirements of the 1934 Act and the rules and regulations of the 1934 Act and the rules and regulations of the SEC thereunder applicable to such SEC Document. Each of the SEC Documents (including any documents incorporated by reference in the SEC Documents), as of its date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The financial statements of Buyer included in the SEC Documents comply (and, in the case of the Form 10-Qs referred to in Section 5.10(a), to the knowledge of Buyer comply) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position of Buyer as of the dates thereof, and the consolidated results of operations, cash flows and stockholders' equity for the periods then ended.

       5.11. ABSENCE OF CERTAIN CHANGES. Since June 30, 1996, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Buyer.


                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND SELLERS

       The Company and each Seller agree that:

       6.01. CONDUCT OF THE COMPANY. Without the prior written consent of Buyer, from the date hereof until the Closing Date, the Company shall and Sellers shall cause the Company and the Subsidiaries to conduct their businesses in the ordinary course consistent with past practices and to use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers will not permit the Company or any Subsidiary to:

              (a)    adopt any change in its corporate charter or bylaws;

              (b) merge or consolidate with any other Person or acquire an amount of assets of any other Person in excess of $25,000, except in connection with the purchase of inventory in the ordinary course consistent with past practices;

              (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments and
       (ii) in the ordinary course consistent with past practices;

              (d) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities, except for the cancellation of Company Options as contemplated by Section 7.02 and as contemplated by Schedule 2.01;

              (e) issue any securities (except for the issuance of shares of Common Stock issuable pursuant to employee stock options or warrants which are outstanding on the date hereof) and as contemplated by
       Schedule 2.01;

              (f) enter into any commitment or transaction not in the ordinary course consistent with past practices, except for the cancellation of Company Options and the termination for the Company's 1992 Stock Plan as contemplated by Section 7.02, as contemplated by
       Section 7.03 and as contemplated by Schedule 2.01;

              (g) amend or modify, except in the ordinary course consistent with past practices, any of the agreements listed in Schedule 3.12 or any existing commitments, except for the cancellation of Company Options and the termination for the Company's 1992 Stock Plan as contemplated by
       Section 7.02 and as contemplated by Schedule 2.01 and except as contemplated by Schedule 3.12(i);

              (h) incur any indebtedness, except in connection with the purchase of inventory in the ordinary course consistent with past practices and except for indebtedness under the working capital line of credit with the Bank to fund operations of the Company consistent with past practices;

              (i) grant any severance or termination pay to any officer, director, or employee, except as contemplated by Section 7.03 or on
       Schedule 3.08;

              (j) adopt or amend any employee benefit or compensation plan, other than as contemplated hereby, except for the cancellation of Company Options and the termination for the Company's 1992 Stock Plan as contemplated by Section 7.02 and by Schedule 2.01 and as contemplated by Section 7.03;

              (k) re-value any assets, except for year-end pick-up adjustments to inventory and the creation of a contract rebate receivable;

              (l) pay or discharge any claim or liability in excess of $25,000, except in the ordinary course consistent with past practice;

              (m)    make or change any election in respect of Taxes;

              (n) make any payment on indebtedness, other than, to the extent cash as set forth on the balance sheet is then available, repayment of debt owed to the Bank provided that the principal amount to the Bank at Closing will not be less than $7,323,000 and earned interest payments on Closing Debt;

              (o) enter into any transaction, directly or indirectly, with any Seller or any of its Affiliates, other than the payment of earned interest as set forth in clause (n) above; or

              (p)    agree or commit to do any of the foregoing.

The Company will not, and will not permit any Subsidiary to, (i) take or agree or commit to take any action that would make any representation and warranty of Sellers under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or
(ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

       6.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, the Company (a) will give, and will cause each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, (b) will furnish, and will cause each Subsidiary to furnish Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of, the Company and the Subsidiaries to cooperate reasonably with Buyer in its investigation of the Company and the Subsidiaries.

       6.03. NOTICES OF CERTAIN EVENTS. The Company and each Seller will promptly notify Buyer of:

              (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (ii) any written notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

              (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against or affecting any Seller, the Company or any Subsidiary.

       6.04. CONFIDENTIALITY. Sellers and their respective Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, partners, members, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to, Sellers or their respective Affiliates in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; provided that Sellers may disclose such information to their respective officers, directors, employees, partners, members, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially and may disclose such information in the conduct of the Company's business. The obligation of Sellers and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Sellers and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, partners, members, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Sellers or their Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

       6.05. NO NEGOTIATIONS WITH THIRD PARTIES. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, neither the Company nor any Seller, nor any of their respective agents or representatives, shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, or enter into any agreement with, any Person or group concerning the acquisition or possible acquisition by such third party of all or any part of the business of the Company, whether by purchase of assets, stock, merger or otherwise, other than as contemplated or permitted by this Agreement. The Company and each Seller agree promptly to notify Buyer of interest by any Person with respect to any such possible acquisition.

       6.06. TAXES. Sellers shall pay any sales, use, transfer and documentary taxes and recording and filing fees applicable to the transactions set forth in this Agreement.

       6.07. FACILITY CLOSINGS. All expenses relating to the closings of distribution facilities of the Company in Stockton, California, Dallas, Texas and Orlando, Florida shall have been paid or accrued by the Company prior to the Closing, including but not limited to, relocation and employment severance costs and facility lease costs.

       6.08. BOARD APPROVAL. Each Seller that has an Affiliate on the Board of Directors of the Company shall cause such Affiliate not to withdraw, modify or change his recommendation of the transactions contemplated by this Agreement.

       6.09. CONSENTS. The Company shall use its reasonable best efforts to obtain the consent of the landlord to the transactions contemplated hereby with respect to the lease for 585 Elm Street, Manchester, NH.


                                  ARTICLE VII

                               COVENANTS OF BUYER

       Buyer agrees that:

       7.01. REGISTRATION STATEMENT. The Buyer shall file a registration statement with the United States Securities and Exchange Commission within 30 days after the Closing to effect the registration of the resale of the Warrant Shares under the Securities Act; provided that any holder of Warrant Shares shall not sell any Warrant Shares pursuant to such registration statement unless and until it provides to Buyer such information as Buyer may reasonably request for use in connection with the identification of such holder as a selling stockholder in such registration statement, or any prospectus included therein, and no such sale shall be made by such holder pursuant to such registration statement unless and until such information is included by Buyer in such registration statement or prospectus. Buyer shall in good faith use its reasonable efforts and at its cost to cause such registration statement to be declared effective as promptly as practicable thereafter, to amend such registration statement to include additional or revised information with respect to the selling stockholders and to include in such registration statement the information provided by a holder as a selling stockholder and shall notify the holders of the effectiveness thereof and agrees to use its reasonable efforts to maintain the effectiveness of such registration statement until the earliest of (a) such time as all of the Warrant Shares have been sold pursuant to the registration statement, (b) the Warrants expire according to their terms and (c) the date that Rule 144(k) under the Securities Act (or successor provision) is available for the resale of the Warrant Shares, provided that expenses incurred by Buyer with respect to any post-effective amendment to include additional or revised information with respect to the selling stockholders shall be paid by such selling stockholders. Buyer shall indemnify and hold harmless each holder of Warrant Shares, the officers, directors and agents and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act) and the officers, directors, agents and employees of any such controlling person, from and against all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding)("Losses") incurred or suffered and arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any such registration statement, or related prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based upon information furnished in writing to Buyer by or on behalf of such holder expressly for use therein; provided, that Buyer shall not be liable to any holder of Warrant Shares to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Warrant Share to the person asserting the claim from which such Losses arise and (ii) the prospectus would have completely corrected such untrue statement or alleged untrue statement or such omission or alleged omission; or (B)(i) such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and (ii) having previously been furnished by or on behalf of Buyer with copies of the prospectus as so amended or supplemented, such holder thereafter fails to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of a Warrant Share to the person asserting the claim from which such Losses arise. Promptly after receipt by an indemnified party under this Section 7.01 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against Buyer under this Section 7.01 notify Buyer in writing of the claim or the commencement of that action. No indemnification provided for in this Section 7.01 shall be available to any party who shall fail to give the notice if the party to whom such notice was not given was unaware of the action, suit or proceeding to which the notice would have related and was prejudiced by the failure to give the notice, but the omission so to notify such indemnifying party of any such notification shall not relieve such indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 7.01. If any such claim or action shall be brought against an indemnified party, and it shall notify Buyer thereof, Buyer may, or if the indemnified party requests shall, participate therein and assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from Buyer to the indemnified party of its election to assume the defense of such claim or action, Buyer shall not be liable to the indemnified party under this Section
7.01 for any legal or other
expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both an indemnified party and Buyer and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and for other indemnified parties that are different from or additional to those available to Buyer, the indemnified party or parties under this Section 7.01 shall have the right to employ not more than one counsel to represent them and, in that event, the reasonable fees and expenses of not more than one such separate counsel shall be paid by Buyer. Buyer shall not be liable for any settlement effected without its written consent of any claim or action.

       7.02. STOCK OPTIONS. (a) On the Closing Date, the Optionholders and the Company shall terminate each outstanding option to purchase shares of Company Common Stock (each, a "Company Option") under the Company's 1992 Stock Plan and Buyer will grant to the Optionholders under the Buyer's 1992 Stock Plan options to purchase shares of Buyer Common Stock as set forth below. Each Optionholder will be granted an option (the "Buyer Option"), with the same vesting provisions as the Company Option held by such Optionholder as of the Closing Date, to purchase that number of shares of Buyer Common Stock ("Option Shares") at an exercise price as determined in accordance with Schedule 7.02.

              (b) The Company shall deliver termination agreements, in substantially the form attached hereto as Exhibit D, executed by each Optionholder with respect to the Company Options held by such Optionholder on or prior to the Closing Date.

       7.03. MANAGEMENT BONUSES. As of the Closing, Buyer shall accrue all non-accrued bonuses due to management employees of the Company for 1996 (on a pro rata basis for the period from Closing prior to December 31, 1996, if any) which amount shall not exceed $185,000. Within 75 days after December 31, 1996, Buyer shall pay all bonuses to management employees of the Company accrued as of December 31, 1996 or the Closing, if sooner.


                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

       The parties hereto agree that:

       8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer each agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not be required to appeal in the courts any denial of regulatory approval or to agree to conditions that may be burdensome on Buyer, as determined by Buyer in its sole discretion.

       8.02. CERTAIN FILINGS. The parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

       8.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.


                                   ARTICLE IX

                               EMPLOYEE BENEFITS

       9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, have the following meanings:

       "Employee Plan" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

       "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

       9.02. ERISA REPRESENTATIONS. The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer that:

              (a) Schedule 9.02 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided Forms 5500 filed for the most recent three years and an accurate summary description of such plan. The Company has provided Buyer with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

              (b) Schedule 9.02 also includes a list of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Sellers or any of their Affiliates and
(iii) covers any employee or former employee (if obligations continue thereunder) of the Company. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to Buyer, are hereinafter referred to collectively as the "Benefit Arrangements."

              (c) The Company has never contributed to or maintained an Employee Plan which is a Multiemployer Plan or an Employee Plan that is subject to Title IV of ERISA. The Company and its Affiliates have not incurred and do not expect to incur any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

              (d)    Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan, including a determination letter covering changes required by the Tax Reform Act of 1986. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

              (e) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

              (f) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

              (g) There has been no amendment to, written interpretation of or announcement (whether written or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement.

              (h) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby, except as contemplated by
Section 7.03 or as reflected on Schedules 2.01 and 3.08.

       9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and, no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.


                                   ARTICLE X

                             CONDITIONS TO CLOSING

       10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

              (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

              (b) No proceeding (other than a proceeding instituted by Buyer or any Seller) challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

              (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

       10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a)(i) the Company and each Seller shall have performed all of its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto, shall be true at and as of the Closing Date, as if made at and as of such date, except where the failure to be true would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, provided that the representations set forth in Sections 3.23 and 3.24 shall not be subject to the foregoing exception, and (iii) Buyer shall have received a certificate signed by each Seller to the foregoing effect.

              (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company and the Subsidiaries after the Closing Date.

              (c) Buyer shall have received an opinion of Sellers' Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

              (d) The Company shall have received all consents, authorizations or approvals set forth on Schedule 10.02 , in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

              (e) Sellers and the Company shall have executed and delivered the Escrow Agreement.

              (f) Buyer shall have received the resignations of all directors of the Company and Subsidiaries from their positions as directors.

              (g) Buyer shall have received a letter from the Bank stating that after receipt of the funds specified in Section 2.02(e), the Bank will execute a release of any Liens related to the Bank indebtedness and will deliver UCC termination statements to be held in escrow pending receipt of such funds.

              (h) Buyer shall have received a letter from each of Allied and North American Fund II stating that after receipt of the funds specified in Section 2.02(e), all debt owed to Allied and North American Fund II, respectively, by the Company or any of its Subsidiaries will have been fully paid and satisfied.

              (i) Buyer shall have received the most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries as at the close of business on the last day of the month preceding the Closing Date (which day shall be less than two months prior to the Closing Date) which balance sheet shall (i) fairly present the consolidated financial position of the Company and its Subsidiaries as at the close of business on such date in accordance with GAAP except as described on Schedule 3.07, (ii) include line items substantially consistent with those in the Balance Sheet and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

              (j) Sellers may provide to Buyer updated existing disclosure schedules, provided that such updated disclosure does not reflect or could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

              (k) Buyer shall have received evidence satisfactory to it that the Company's 1992 Stock Plan has been properly terminated.

              (l) Buyer shall have received all other closing documents specified in Section 2.02 and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

       10.03. CONDITIONS TO OBLIGATION OF SELLERS . The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a)(i) Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true as of such date and (iii) Sellers shall have received a certificate signed by an officer of Buyer to the foregoing effect.

              (b) Sellers shall have received an opinion of Buyer's Counsel, dated the Closing Date.

              (c)    Buyer shall have executed and delivered the Escrow
       Agreement.

              (d)    Buyer shall have granted the Buyer Options.

              (e)    Sellers shall have received all items specified in Section
       2.02 and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.

                                   ARTICLE XI

                                INDEMNIFICATION

       11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until December 31, 1997, except that the representations and warranties set forth in Sections 3.07, 3.17 and 3.18 shall survive until June 30, 1997. Notwithstanding the preceding sentence, any claim for breach of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

       11.02. INDEMNIFICATION. (a) Each Seller, jointly and severally, hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company and the Subsidiaries against and agree to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer, the Company or any of the Subsidiaries arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or a Seller pursuant to this Agreement or (ii) notwithstanding anything set forth on Schedule 3.05 under the caption "Equity" or on Schedule 2.01 under the captions "Options" or "Purchase Price" or on any other schedule that references such schedules, any claim by any person that asserts or may assert an interest in or claim to the Company Securities, the Purchase Price, the Company Options or the proceeds of any of the foregoing provided that Buyer is in compliance with this Agreement and the Buyer Options.

       (b) Buyer hereby indemnifies each Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by such Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

       (c) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and either (a) end before the Closing Date (if such Tax Returns are to be filed after the Closing Date), or (b) end after the Closing Date. Any Tax Returns covering any period prior to the Closing Date are subject to Sellers' reasonable approval. For purposes of this Section and in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or relating to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries. The Company, its Subsidiaries and each Seller shall cooperate fully with the Buyer for purposes of making the above-referenced allocations.

       (d) None of the Sellers shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification by any Seller or Sellers under this Section 11.02 if the transactions contemplated by this Agreement are consummated. Sellers shall have a right of contribution against each other with respect to amounts actually paid pursuant to this Section 11.02, but such right of contribution shall in no way limit or affect Buyer's and the Company's rights contained in this Article XI.

       (e) Buyer's claims for indemnification pursuant to this Article XI shall be satisfied solely from funds withheld or deposited and held in escrow pursuant to Section 2.03.

       (f) Notwithstanding anything to the contrary in this Section 11.02, neither the Sellers, on the one hand, nor the Buyer, on the other hand, shall be entitled to receive, or shall be obligated to pay, any amounts under this
Section 11.02 (i) unless and until the aggregate amount of all claims for indemnification by such party exceeds $400,000 and then only for the amount of such claims in excess of $400,000 and (ii) in excess of [CONFIDENTIAL TREATMENT REQUESTED].

       (g) Notwithstanding anything to the contrary in this Article XI, the indemnification and limitations set forth in this Article XI shall apply only with respect to post-Closing indemnification obligations and with respect thereto shall be the sole remedy for any misrepresentation or breach of any warranty, covenant or agreement in this Agreement or in connection with the transactions contemplated hereby.

       11.03. PROCEDURES; NO WAIVER. (a) The party seeking indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. No indemnification provided for in Section 11.02 shall be available to any party who shall fail to give the notice if the party to whom such notice was not given was unaware of the action, suit or proceeding to which the notice would have related and was prejudiced by the failure to give the notice, but the omission so to notify such Indemnifying Party of any such notification shall not relieve such Indemnifying Party from any liability which it may have to the Indemnified Party otherwise than under this Article XI. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party may, or if the Indemnified Party requests shall, participate therein and, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Article XI for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, if the defendants in any such action include both an Indemnified Party and the Indemnifying Party and the Indemnified Party shall




---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

have reasonably concluded that there may be legal defenses available to it and for other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties under this Section 11.03 shall have the right to employ not more than one counsel to represent them and, in that event, the reasonable fees and expenses of not more than one such separate counsel shall be paid by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

              (b) Any amounts payable or paid to the Buyer or payable or paid to the Sellers pursuant to Section 11.02, shall be reduced by any insurance recoveries (net of any premium increases reasonably anticipated to be paid over the following three years by the recipient of such insurance recovery as a result of the incident giving rise to such recovery) of the Indemnified Party with respect to the incident giving rise to such indemnification obligations. The parties hereto agree that no Indemnified Party shall be required to pursue or exhaust insurance recoveries prior to seeking and recovering indemnification hereunder, but shall use reasonable efforts to pursue such recoveries and that any such insurance recoveries received after the related indemnification has been paid hereunder shall be paid over to the Indemnifying Party (to the extent of such indemnification payments previously made hereunder) in reimbursement of such portion of indemnification payments.

              (c) No waiver of a closing condition by Buyer or Sellers shall limit its rights under Section 11.02.


                                  ARTICLE XII

                                  TERMINATION

       12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (i)    by written agreement of Sellers and Buyer;

              (ii) by Buyer or North American Fund II if the Closing shall not have been consummated on or before February 28, 1997 for any reason; or

              (iii) by Sellers or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

       If any party desires to terminate this Agreement pursuant to clause (ii) or (iii) such party shall give notice of such termination to the other parties.

       12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement except that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party or parties as a result of such failure or breach. The provisions of Sections 6.05, 7.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.


                                  ARTICLE XIII

                                 MISCELLANEOUS

       13.01. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

              if to Buyer, to:

                     Gulf South Medical Supply, Inc.
                     426 Christine Drive
                     Ridgeland, MS  39157
                     Telecopy:  (601) 856-8695
                     Attention: Stanton Keith Pritchard, Esq.

              with a copy to:

                     Testa, Hurwitz & Thibeault, LLP
                     High Street Tower
                     125 High Street
                     Boston, MA 02110
                     Telecopy:  (617) 248-7100
                     Attention: William B. Asher, Jr., Esq.

              if to Company, to:

                     c/o North American Fund II
                     111 E. Las Olas Blvd.
                     Fort Lauderdale, FL 33302

              if to Sellers, to:

                     North American Fund II
                     c/o North American Company
                     111 E. Las Olas Blvd.
                     Fort Lauderdale, FL  33302

                     Allied
                     1666 K Street, N.W.
                     Suite 901
                     Washington, DC  20006

                     Mr. Gary Nutter
                     24 Eagle Drive
                     Bedford, NH  03110

              with a copy to:

                     McDermott, Will & Emery
                     227 West Monroe Street
                     Chicago, IL  60606-5096
                     Telecopy:  (312) 984-3669
                     Attention: Helen Friedli, P.C.

       13.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Sellers.

              (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       13.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that if the Closing shall occur all such costs and expenses incurred by the Company shall be paid or reimbursed by Sellers. For purposes of this Section 13.03, the salaries of employees of the Company shall not be a cost or expense incurred by the Company.

       13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

       13.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

       13.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

       13.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

       13.08. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement dated as of June 28, 1996 between Buyer and Smith Barney Inc. constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

       13.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           [STOCK PURCHASE AGREEMENT]

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                      GULF SOUTH MEDICAL SUPPLY, INC.


                                      By:
                                         ---------------------------------------
                                         Title:



                                      GATEWAY HEALTHCARE CORPORATION


                                      By:
                                         ---------------------------------------
                                         Title:



                                      SELLERS:

                                      NORTH AMERICAN FUND II


                                      By:
                                         ---------------------------------------
                                         Title:


                                      ALLIED INVESTMENT CORPORATION


                                      By:
                                         ---------------------------------------
                                         Title:


                                      ALLIED CAPITAL CORPORATION II


                                      By:
                                         ---------------------------------------
                                         Title:

                                      ALLIED VENTURE PARTNERSHIP


                                      By:
                                         ---------------------------------------
                                         Title:



                                      ------------------------------------------
                                      Gary Nutter

                                                                       EXHIBIT A


                            FORM OF ESCROW AGREEMENT


       AGREEMENT dated as of __________ __, 199_, among Gulf South Medical Supply, Inc., a Delaware corporation ("Buyer") and North American Fund II, Allied Investment Corporation, Allied Capital Corporation II, Allied Venture Partnership and Gary Nutter (collectively, the "Sellers") and [name of Escrow Agent] (the "Escrow Agent"). Buyer and Sellers are hereinafter sometimes referred to as the "Parties."

                              W I T N E S S E T H:

       WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 19, 1996 (the "Purchase Agreement"), among Buyer, Sellers and Gateway Healthcare Corporation, ("Gateway"), Buyer is concurrently herewith purchasing from Sellers all of the outstanding capital stock and stock warrants of Gateway, with any capitalized term used herein but not otherwise defined having the meaning ascribed to such term in the Purchase Agreement.

       WHEREAS, pursuant to Section 2.03 of the Purchase Agreement, the Parties have agreed that on the date hereof, [CONFIDENTIAL TREATMENT REQUESTED] of the cash portion of the Purchase Price shall be deposited into escrow upon the terms stated herein; provided that if the date hereof is on or prior to December 31, 1996, a secured note for [CONFIDENTIAL TREATMENT REQUESTED] payable January 2, 1997 (the "Note") shall be deposited in lieu of the amount of [CONFIDENTIAL TREATMENT REQUESTED].

       WHEREAS, the Parties desire to establish with the Escrow Agent the escrow contemplated by the Purchase Agreement.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. The Parties hereby appoint and designate [name of Escrow Agent] as the Escrow Agent for the purposes herein set forth, and the Escrow Agent hereby accepts such appointment, subject to and in accordance with the provisions of this Escrow Agreement.

       2. Deposit. Sellers hereby authorize Buyer to deliver to the Escrow Agent on behalf of the Sellers, simultaneously with the execution and delivery of this Agreement and as partial payment of the Purchase Price under the Purchase Agreement, [CONFIDENTIAL TREATMENT REQUESTED] (such amount, or any future balance thereof, being referred to herein as the "Escrow





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

Fund"), to be held in accordance with the terms of this Agreement in an interest-bearing account (the "Escrow Account"); provided that if the date hereof is on or prior to December 31, 1996, the Note shall be deposited in lieu of the amount of [CONFIDENTIAL TREATMENT REQUESTED]. The Escrow Funds may be invested in (i) United States Treasury bills, (ii) such other short-term investment grade securities as may be designated by the Sellers and agreed to in writing by the Buyer and (iii) one or more money market accounts established by commercial banks. Earnings on, and income on the sale of the securities constituting part of, the Escrow Funds shall be distributed on the Escrow Termination Date. Upon the opening of the Escrow Account, the Escrow Agent will advise the Parties of the account number thereof.

       3.  Claims Procedure.

              3.1 Notice of Claims. At any time prior to the Escrow Termination Date (as hereinafter defined), Buyer may give notice to the Escrow Agent and Sellers that pursuant to the terms of the Purchase Agreement Buyer is asserting a claim ("Claim") against the Sellers. Such notice shall constitute the assertion of such Claim by Buyer against the Escrow Fund held in escrow hereunder. Buyer shall be entitled to make or assert a Claim under the Purchase Agreement that it is entitled to indemnification under the Purchase Agreement. Upon the receipt of such notice of a Claim by the Escrow Agent in accordance with Section 8 hereof, the Escrow Agent shall hold in escrow hereunder such portion of the Escrow Fund as shall equal the amount of such Claim and all other pending Claims hereunder. Notice of a Claim given to the Escrow Agent and Sellers pursuant to this Section 3.1 shall briefly set forth the basis of the Claim and, if then determinable by Buyer, a reasonable estimate of the amount thereof, which estimate may include an estimate of attorneys', accountants' and other fees to be incurred to resolve such Claim. If the estimated amount of a Claim is not set forth in the notice of the Claim given to the Escrow Agent and Sellers, Buyer will give a further notice to the Escrow Agent and Sellers setting forth Buyer's estimate of the amount of such Claim promptly after it is reasonably able to make such estimate.

              3.2 Objection; Delivery. For a period of twenty (20) days after the giving of any such notice of Claim to Sellers, the Escrow Agent shall make no payment of any of the Escrow Funds in respect thereof unless the Escrow Agent shall have received written authorization from North American Fund II to make such payment with respect to such Claim. After the expiration of such twenty-day period, the Escrow Agent shall, to the extent of the Escrow Fund, make payment to Buyer of the amount stated in the notice of such Claim given by Buyer pursuant to Section 3.1 hereof, unless prior to the expiration of such twenty-day period the Escrow Agent and Buyer have received written notice from North American Fund II that the Sellers dispute the Claim. In the event of a payment to Buyer, the Claim shall be deemed to have resulted in a determination in favor of Buyer, solely for purposes of delivery of the Escrow Fund to Buyer, it being understood that the provisions of Article XI of the Purchase Agreement shall govern with respect to the determination of claims for indemnification under the Purchase Agreement. Any such written objection by North American Fund II shall specify the amount stated in the notice of Claim, if any, Sellers agree Buyer is entitled to in respect of any such Claim. In the event of such specification by North American





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

Fund II, the Escrow Agent shall, to the extent of the Escrow Fund, make payment to Buyer of the amount agreed to by Sellers in such notice. In the event it is later determined that Buyer is entitled to receive an amount in respect of such Claim in excess of the amount agreed to by Sellers in such notice, and Sellers shall not have paid such additional amount to Buyer, the Escrow Agent shall, to the extent of the Escrow Fund, make payment to Buyer of the amount of such excess or additional sum.

              3.3 Determination of Claims. In case Sellers shall, in the manner provided in Section 3.2 hereof, object in respect of any Claim (or any portion thereof) made by Buyer, then Sellers and Buyer shall, within the fifteen (15) day period beginning on the date of the receipt by Buyer of such written objection, attempt in good faith to agree upon the rights and obligations of the respective parties with respect to such Claim and how such Claim shall be paid. If Sellers and Buyer so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall be entitled to rely on any such memorandum and shall, to the extent of the Escrow Fund and the direction in such memorandum, make payment to Buyer as provided in such memorandum. If Sellers and Buyer fail to so agree, such dispute shall be settled either by (a) mutual agreement of Buyer and Sellers, evidenced by single written instructions to the Escrow Agent, (b) a binding and final arbitration award, provided the parties have agreed to arbitration with respect to the matters in dispute, or (c) a final judgment, order or decree of a court of competent jurisdiction in the United States of America (the time for appeal therefrom having expired and no appeal having been perfected), all costs and expenses of which (including reasonable attorneys' fees) shall be borne as provided in the Purchase Agreement or, failing any such agreement therein, by the party against whom the dispute is settled as aforesaid. Buyer and Sellers agree to proceed in good faith and use their best efforts to resolve any disputes hereunder in a timely and commercially reasonable manner. The Escrow Agent shall be under no duty to institute or defend any such proceedings, and none of the costs and expenses of any such proceedings shall be borne by the Escrow Agent

       4.  Term.

              4.1 Term. The term of the escrow under this Agreement shall continue until 5:00 p.m. on December 31, 1997 (the "Escrow Termination Date"), except with respect to any then pending Claim and except that a certain portion of the Escrow Funds may be released on June 30, 1997 (the "Early Release Date") as set forth in Section 4.2.

              4.2 No Claims. If at the Early Release Date there shall be no Claims pending or awards or judgments outstanding, the Escrow Agent shall deliver such portion of the Escrow Funds in excess of [CONFIDENTIAL TREATMENT REQUESTED] then being held by it in escrow to North American Fund II. If at the Escrow Termination Date there shall be no Claims pending or awards or judgments outstanding, the Escrow Agent shall deliver the Escrow Funds then being held by it in escrow to North American Fund II.





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

              4.3 Claims. If at the Early Release Date or the Escrow Termination Date there shall be any Claims pending or awards or judgments outstanding, the Escrow Fund shall be reduced to and the Escrow Agent shall retain, until the final disposition of such Claim, such amount of the Escrow Fund as shall equal the amount of such Claim stated in the notice thereof, and the Escrow Agent shall deliver to North American Fund II any portion of the Escrow Fund in excess of the aggregate of the outstanding or pending Claims, awards and judgments and in the case of the Early Release Date, only such portion, if any, in excess of [CONFIDENTIAL TREATMENT REQUESTED]. If the Escrow Fund is equal to or less than the aggregate of the outstanding Claims, awards and judgments, the full amount of the Escrow Fund shall continue to be held in escrow. Any amount not theretofore delivered to North American Fund II shall be delivered to North American Fund II at such time or from time to time when the Claim, award or judgment to which the retained Escrow Funds relate has been fully rendered as herein provided and all amounts payable as a result thereof have been paid to Buyer.

              4.4 Delivery. Promptly after the determination of a Claim in accordance with the provisions of Section 3.2 hereof and promptly after giving receipt of notice of the determination of a Claim in accordance with the provisions of Section 3.3 hereof (which notice shall be accompanied by a copy of any agreement, certificate, final arbitration award, provided that the parties hereto have agreed to arbitration with respect to such matter, or final court order, judgment or decree evidencing such determination), the Escrow Agent shall deliver to Buyer, free and clear of any interest of the Sellers therein, from the Escrow Fund, an amount equal to the amount of such Claim payable to Buyer pursuant to such determination. If the amount of the Escrow Fund then held by the Escrow Agent is less than or equal to the amount of such Claim so payable, the Escrow Agent shall deliver to Buyer all of the Escrow Fund then held by it, free and clear of any interest of the Sellers therein.

              4.5 Remedies Cumulative. The rights and remedies of Buyer under this Agreement are subject to the Purchase Agreement.

       5.  The Escrow Agent.

              5.1 Disputes. In the event the Escrow Agent shall believe there shall be any disagreement among or between the Parties resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled, at its option, (a) to refuse to comply with any claims or demands on it as long as such disagreement shall continue and, in so refusing, shall make no delivery or other disposition of the Escrow Fund pursuant to the terms of this Agreement and shall not be or become liable in any way or to any person for its failure or refusal to comply with such conflicting or adverse claims or demands and shall be entitled to continue so to refrain from acting and so to refuse to act until the Escrow Agent shall have received (i) a final and non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, or
(ii) a written agreement executed by Buyer and Sellers directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with





---------------
[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.

such order or agreement, or (b) to place the Escrow Fund with a proper court in the State of _____________ and to apply to any court of competent jurisdiction in the State of ______________ (including the commencement of immediate action or suit) to determine the rights of the parties. Any court order referred to in (i) above shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further question.

              5.2 Performance. To induce the Escrow Agent to act hereunder, it is further agreed by the parties that:

                     (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

                     (b) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                     (c) The Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement or the Purchase Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to the Escrow Agent in writing, signed by the proper parties to the Escrow Agent's satisfaction and, in the case of modification of the duties or responsibilities of the Escrow Agent, unless such modification shall be satisfactory to the Escrow Agent and approved by the Escrow Agent in writing.

                     (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, except in the case of its gross negligence or bad faith, nor shall it be liable for the default or misconduct of any employee, agent or attorney appointed by it who shall have been selected with reasonable care.

                     (e) The Escrow Agent shall be entitled to consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

                     (f) The Parties hereto jointly and severally hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including, without limitation, reasonable attorneys' fees and expenses, which may be imposed on, incurred by, or asserted against the Escrow Agent in connection with or in any way arising out of this Agreement or the Escrow Agent's duties hereunder, except as a result of its own gross negligence or bad faith. The foregoing indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

       6. Fees. Buyer will pay all of the fees (as set forth on Annex A attached hereto) and expenses of the Escrow Agent.

       7. Resignation. The Escrow Agent (and any successor escrow agent) at any time may be discharged from its duties and obligations hereunder by the delivery to it of notice of termination signed by the Parties or at any time may resign by giving written notice to such effect to the Parties. Upon any such termination or resignation, the Escrow Agent shall deliver the Escrow Fund to any successor escrow agent designated by the Parties in writing, or to any court of competent jurisdiction in the State of _____________ if no such successor escrow agent is agreed upon, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The termination or resignation of the Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery: (A) to the Escrow Agent of the Parties' notice of termination or
(B) to the Parties of the Escrow Agent's written notice of resignation. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to keep the Escrow Fund safe until receipt of a designation of successor escrow agent or a joint written disposition instruction by the Parties or an enforceable order of a court of competent jurisdiction.

       8. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be given by registered mail, postage prepaid, personal delivery, telecopier (confirmed by mail as aforesaid) or courier service such as Federal Express addressed as follows:

              If to Buyer:

                     Gulf South Medical Supply, Inc.
                     426 Christine Drive
                     Ridgeland, MS  39157
                     Attn:  Stanton Keith Pritchard, Esq.
                     Telecopier:  (601) 853-4801

              With a copy to:

                     Testa, Hurwitz & Thibeault, LLP
                     High Street Tower
                     125 High Street
                     Boston, MA  02110
                     Attn:  William B. Asher, Jr., Esq.
                     Telecopier:  (617) 248-7100

              If to Sellers:

                     c/o North American Fund II
                     c/o North American Company
                     111 E. Las Olas Blvd.
                     Fort Lauderdale, FL  33302

              With a copy to:

                     McDermott, Will & Emery
                     227 West Monroe Avenue
                     Chicago, IL  60606
                     Attn:  Helen Friedli, P.C.
                     Telecopier:  (312) 984-3669

              If to the Escrow Agent:

                     [_________________]


Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid. Such notices and communications shall be deemed effective (i) two business days after being sent, if sent by registered mail (postage prepaid), or (ii) on the date delivered, if delivered personally, transmitted by telecopier or delivered by courier service such as Federal Express.

       9. Miscellaneous. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns and shall not be enforceable by or inure to the benefit of any other third party except as provided with respect to the termination of, or resignation by, the Escrow Agent. No party may assign any of its rights or obligations under this Agreement without the written consent of the other Parties. No waiver hereunder shall be effective unless in a writing signed by the party to be charged. This Agreement may be amended, modified, superseded, or canceled, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without reference to conflicts of laws.

       10. Taxes. It is understood and agreed that, for federal, state, local and foreign income tax purposes: (i) neither the Escrow Account (under Section 468B of the Internal Revenue Code of 1986, as amended (the "Code") or otherwise), nor Buyer, shall be taxable on earnings attributable to the amount deposited in the Escrow Account under Section 2 hereof, (ii) the Sellers shall be taxable for such purposes on such earnings, and will report on their federal, state and other tax returns all items of income and gain attributable to the Escrow Account and the Escrow Agent shall be entitled to withhold, as required by law, on all earnings hereunder, (iii) each of the Sellers will deliver a valid taxpayer identification number or a valid Internal Revenue Service Form W-8 to the Escrow Agent upon execution of this Escrow Agreement, and shall comply with all other federal, state, local and foreign information return and other reporting requirements as may be required by the Escrow Agent, and (iv) in accordance with Rev. Rul. 73-451, 1973-2 C.B. 158, Rev. Rul. 77-294, 1977-2
C.B. 173 (as amplified by Rev. Rul. 79-91, 1979-1 C.B. 179), and Private Letter Ruling 8629038 (April 18, 1996), as supplemented by Private Letter Ruling 8640021 (July 1, 1986), the Sellers and Buyer recognize that the establishment of the Escrow Account amounts to a substantial restriction on the Sellers' rights to receive a portion of the purchase price under that certain Stock Purchase Agreement dated as of November __, 1996, by and among the Buyer, Gateway Healthcare, Inc. and the Sellers.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed on the date and year first above written.


                                      BUYER:

                                      GULF SOUTH MEDICAL SUPPLY, INC.


                                      By:
                                         ---------------------------------------




                                      SELLERS:


                                      NORTH AMERICAN FUND II


                                      By:
                                         ---------------------------------------


                                      ALLIED INVESTMENT CORPORATION


                                      By:
                                         ---------------------------------------


                                      ALLIED CAPITAL CORPORATION II


                                      By:
                                         ---------------------------------------


                                      ALLIED VENTURE PARTNERSHIP


                                      By:
                                         ---------------------------------------



                                      ------------------------------------------
                                      Gary Nutter





                                      ESCROW AGENT:

                                      [Escrow Agent]

                                                                         ANNEX A


                              Fees of Escrow Agent

                                                                       Exhibit B


       THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS THAT, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

W -- __________

                  ----------------------------------------

                        GULF SOUTH MEDICAL SUPPLY, INC.
                          COMMON STOCK PURCHASE WARRANT

                  ----------------------------------------


       This certifies that, for good and valuable consideration, Gulf South Medical Supply, Inc., a Delaware corporation (the "Company"), grants to ___________ (the "Warrantholder"), the right to subscribe for and purchase from the Company ________________ (_____) validly issued, fully paid and nonassessable shares (the "Warrant Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the purchase price per share of $25.90 (the "Exercise Price"), at any time prior to 5:00 p.m., New York City time, on the Expiration Date, all subject to the terms, conditions and adjustments herein set forth.

       This Warrant was issued in connection with the Stock Purchase Agreement, dated November 19, 1996 (the "Stock Purchase Agreement"), among the Company, Gateway Healthcare Corporation, and North American Fund II, Allied Investment Corporation, Allied Capital Corporation II, Allied Venture Partnership and Gary Nutter (collectively, the "Sellers"), and is subject to the terms thereof. The Warrantholder is entitled to the rights and subject to the obligations contained in the Stock Purchase Agreement relating to this Warrant and the Warrant Shares.

       1.     Duration and Exercise of Warrant.

              1.1 Duration and Exercise of Warrant. Subject to the terms and conditions set forth herein, this Warrant may be exercised, in whole or in part, by the Warrantholder by:

                     (a) the surrender of this Warrant to the Company, with a duly executed Exercise Form specifying the number of Warrant Shares to be purchased, during normal business hours on any Business Day prior to the Expiration Date; and

                     (b) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer, certified or official bank check or any other means approved by the Company, of the Exercise Price for the number of Warrant Shares specified in the Exercise Form in lawful money of the United States of America.

The Company agrees that such Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. Notwithstanding the foregoing, no such surrender shall be effective to constitute the Person entitled to receive such shares as the record holder thereof while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of five days); but any such surrender of this Warrant for exercise during any period while such books are so closed shall become effective for exercise immediately upon the reopening of such books, as if the exercise had been made on the date this Warrant was surrendered and for the number of shares of Common Stock and at the Exercise Price in effect at the date of such surrender.

              1.2 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within three Business Days after receipt of the Exercise Form by the Company and payment of the purchase price. No fractional shares shall be issued upon the exercise of this Warrant, provided that the Warrantholder shall receive, in lieu of any fractional shares, cash in an amount equal to the product of the fraction multiplied by the Current Market Price of a share of Common Stock. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant.

       2.     Restrictions on Transfer; Restrictive Legends.

              2.1 This Warrant, including the registration rights pursuant to Section 7 hereof, may be offered, sold, transferred, pledged or otherwise disposed of, in whole or in part, to any person, subject to compliance with any applicable securities laws.

              2.2 Except as otherwise permitted by this Section 2, each stock certificate for Warrant Shares issued upon the exercise of any Warrant and each stock certificate issued upon the direct or indirect transfer of any such Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

              THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS THAT, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

              Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a stock certificate for Warrant Shares, in each case without a legend, if either (i) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act, (ii) the Warrantholder has delivered to the Company an opinion of legal counsel (from a firm reasonably satisfactory to the Company) which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company's counsel, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be, or
(iii) such Warrant or Warrant Shares are sold in compliance with Rule 144 or Rule 144(k) (or any successor provision then in effect) under the Securities Act, the Company receives customary representations to such effect and the Company receives an opinion of counsel to the Company in customary form that such legend may be removed.

       3.     Reservation and Registration of Shares, Etc.

       The Company covenants and agrees as follows:

              (a) All Warrant Shares that are issued upon the exercise of this Warrant shall, upon issuance, be validly issued, fully paid and nonassessable, not subject to any preemptive rights, and free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of the issuance of the Warrant Shares hereunder and any transfer occurring contemporaneously with such issue.

              (b) During the period within which this Warrant may be exercised, the Company shall at all times have authorized and reserved, and keep available free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

       4.     Loss or Destruction of Warrant.

       Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

       5.     Ownership of Warrant.

       The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

       6.     Certain Adjustments.

              6.1 The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment as follows:

                     (a) Stock Dividends, Splits, Combinations. If at any time after the date of the issuance of this Warrant the Company (i) declares a dividend or other distribution payable in shares of Common Stock or securities convertible into Common Stock or subdivides its outstanding shares of Common stock into a larger number or (ii) combines its outstanding shares of Common Stock into a smaller number, then (x) the number of Warrant Shares to be delivered upon exercise of this Warrant will, upon the occurrence of an event set forth in clause (i) above, be increased and, upon the occurrence of an event set forth in clause (ii) above, be decreased so that such Warrantholder will be entitled to receive the number of shares of Common Stock that such Warrantholder would have owned immediately following such action had this Warrant been exercised immediately prior thereto and (y) the Exercise Price in effect immediately prior to such dividend, other distribution, subdivision or combination, as the case may be, shall be adjusted proportionately by multiplying such Exercise Price by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter.

                     (b) Distributions of Stock, Other Securities, Evidence of Indebtedness, Etc. In case the Company shall distribute to the holders of Common Stock shares of its capital stock (other than Common Stock or shares convertible into Common Stock for which adjustment is made under Section 6.1(a)), stock or other securities of the Company or any other Person, evidences of indebtedness issued by the Company or any other Person, assets (excluding cash dividends) or options, warrants or rights to subscribe for or purchase the foregoing, then, and in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution, the Exercise Price then in effect shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be such Current Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors) of the portion of the stock, other securities, evidences of indebtedness so distributed or of such options, warrants or rights applicable to one share of Common Stock (but such numerator shall not be less than one) and (ii) the denominator of which shall be the Current Market Price of the Common Stock on such record date. Such adjustment shall become effective at the opening of business on the Business Day following the record date for the determination of stockholders entitled to such distribution.

                     (c) Reorganization, Merger, Sale of Assets. In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value), any consolidation or merger of the Company with or into another Person (other than a consolidation or merger of the Company in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock) or the sale of all or substantially all of the assets of the Company or another Person, upon exercise of this Warrant, the Warrantholder shall have the right to receive the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger or sale had this Warrant been exercised immediately prior to such event; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of this
Section 6 with respect to the rights and interest thereafter of the Warrantholder, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon exercise of this Warrant.

                     (d) Carryover. Notwithstanding any other provision of this Section 6.1, no adjustment shall be made to the number of shares of Common Stock to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered, provided however, that, upon exercise of this warrant pursuant to Section 1 hereof, any adjustment called for by Sections 6.2(a), (b) or (c) which has not been made as a result of this Section 6.1(d) shall be made.

              6.2    No Adjustment for Dividends.  Except as provided in
Section 6.1, no adjustment in respect of any dividends shall be made during the term of this Warrant or upon the exercise of this Warrant. Notwithstanding any other provision hereof, no adjustments shall be made on Warrant Shares issuable on the exercise of this Warrant for any cash dividends paid or payable to holders of record of Common Stock prior to the date as of which the Warrantholder shall be deemed to be the record holder of such Warrant Shares.

              6.3 Notice of Adjustment. Whenever the number of Warrant Shares or the Exercise Price of such Warrant Shares shall be adjusted, as provided in Section 6.1, the Company shall forthwith file, at the principal office of the Company (or at such other place as may be designated by the Company), a statement, certified by the chief financial officer of the Company, showing in detail the facts requiring such adjustment, the computation by which such adjustment was made and the Exercise Price that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent by first class mail, postage prepaid, to the Warrantholder, at such Warrantholder's address as shown in the records of the Company.

       7. Registration Statement. The Company shall file a registration statement with the United States Securities and Exchange Commission within 30 days after the date hereof to effect the registration of the resale of the Warrant Shares under the Securities Act; provided that the Warrantholder shall not sell any Warrant Shares pursuant to such registration statement unless and until it provides to the Company such information as the Company may reasonably request for use in connection with the identification of the Warrantholder as a selling stockholder in such registration statement, or any prospectus included therein, and no such sale shall be made by the Warrantholder pursuant to such registration statement unless and until such information is included by the Company in such registration statement or prospectus. The Company shall in good faith use its reasonable efforts and at its cost to cause such registration statement to be declared effective as promptly as practicable thereafter, to amend such registration statement to include additional or revised information with respect to the selling stockholders and to include in such registration statement the information provided by the Warrantholder as a selling stockholder and shall notify the Warrantholder of the effectiveness thereof and agrees to use its reasonable efforts to maintain the effectiveness of such registration statement until the earliest of (a) such time as all of the Warrant Shares have been sold pursuant to the registration statement, (b) the Warrant expires according to its terms and (c) the date that Rule 144(k) under the Securities Act (or successor provision) is available for the resale of the Warrant Shares, provided that expenses incurred by the Company with respect to any post-effective amendment to include additional or revised information with respect to the selling stockholders shall be paid by such selling stockholders. The Company shall indemnify and hold harmless the Warrantholder, its officers, directors and agents and employees, each person who controls the Warrantholder (within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act) and the officers, directors, agents and employees of any such controlling person, from and against all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered and arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any such registration statement, or related prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based upon information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein; provided, that the Company shall not be liable to the Warrantholder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) the Warrantholder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by the Warrantholder of a Warrant Share to the person asserting the claim from which such Losses arise and (ii) the prospectus would have completely corrected such untrue statement or alleged untrue statement or such omission or alleged omission; or (B)(i) such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and (ii) having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, the Warrantholder thereafter fails to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of a Warrant Share to the person asserting the claim from which such Losses arise. Promptly after receipt by an indemnified party under Section 7.01 of the Stock Purchase Agreement of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the Company under such Section 7.01 notify the Company in writing of the claim or the commencement of that action. No indemnification provided for in such Section
7.01 shall be available to any party who shall fail to give the notice if the party to whom such notice was not given was unaware of the action, suit or proceeding to which the notice would have related and was prejudiced by the failure to give the notice, but the omission so to notify such indemnifying party of any such notification shall not relieve such indemnifying party from any liability which it may have to the indemnified party otherwise than under such Section 7.01. If any such claim or action shall be brought against an indemnified party, and it shall notify the Company thereof, the Company may, or if the indemnified party requests shall, participate therein and assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the Company to the indemnified party of its election to assume the defense of such claim or action, the Company shall not be liable to the indemnified party under such Section 7.01 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both an indemnified party and the Company and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and for other indemnified parties that are different from or additional to those available to the Company, the indemnified party or parties under such Section
7.01 shall have the right to employ not more than one counsel to represent them and, in that event, the reasonable fees and expenses of not more than one such separate counsel shall be paid by the Company. The Company shall not be liable for any settlement effected without its written consent of any claim or action.

       8.     Amendments.

       Any provision of this Warrant may be amended and the observance thereof waived only with the written consent of the Company and the Warrantholder.

       9.     Notices of Corporate Action.

       So long as this Warrant has not been exercised in full, in the event of

              (a) any taking by the Company of a record of all holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividends or distributions paid from the retained earnings of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

              (b) any capital reorganization of the Company, any reclassification (other than a change in par value of the Common Stock) or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person; or

              (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company will mail to the Warrantholder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of any such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property, if any, deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be delivered at least 10 days prior to the date therein specified (unless such date is beyond the control of the Company, in which case, as soon as practicable thereafter, but in no event more than 5 days thereafter), in the case of any date referred to in the foregoing subdivisions (i) and (ii).

       10.    Definitions.

       As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

       "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

       "Business Day" means any day other than a Saturday, Sunday or a day on which national banks are authorized by law to close in the State of Mississippi.

       "Common Stock" has the meaning specified on the cover of this Warrant.

       "Company" has the meaning specified on the cover of this Warrant.

       "Current Market Price" of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

                     (i) If the Common Stock is listed or admitted for trading on a national securities exchange (including The Nasdaq Stock Market, Inc.), then the Current Market Price shall be the average of the last 30 "daily sales prices" of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted for trading on the last 30 trading days prior to the Determination Date, or if not listed or traded on any such exchange, then the Current Market Price shall be the average of the last 30 "daily sales prices" of the Common Stock on the over-the-counter market on the last 30 trading days prior to the Determination Date. The "daily sales price" shall be the closing price of the Common Stock at the end of each day; or

                     (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges or if no such sale is made on at least 25 of such days, then the Current Market Price shall be as reasonably determined in good faith by the Company's Board of Directors or a duly appointed committee of the Board of Directors (which determination shall be reasonably described in the written notice delivered to the Warrantholder together with the Common Stock certificates).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, (or any successor statute thereto) and the rules and regulations of the Commission promulgated thereunder.

       "Exercise Form" means an Exercise Form in the form annexed hereto as Exhibit A.

       "Exercise Price" has the meaning specified on the cover of this Warrant.

       "Expiration Date" means _____ __, 2001.

       "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's length transaction.

       "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

       "Securities Act" has the meaning specified on the cover of this Warrant, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act, shall include a reference to the comparable section, if any, of any such similar Federal statute.

       "Stock Purchase Agreement" has the meaning specified on the cover of this Warrant.

       "Warrantholder" has the meaning specified on the cover of this Warrant.

       "Warrant Shares" has the meaning specified on the cover of this Warrant.

       11.    Miscellaneous.

              11.1 Entire Agreement. This Warrant, together with the Stock Purchase Agreement, constitute the entire agreement between the Company and the Warrantholder with respect to this Warrant.

              11.2 Binding Effect; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

              11.3 Section and Other Headings. The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

              11.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

              (a)    if to Warrantholder:





                     with a copy to:

                     McDermott, Will & Emery
                     227 W. Monroe Ave.
                     Chicago, IL  60606
                     Telecopy:  (312) 984-3669
                     Attention:  Helen Friedli, Esq.

              (b)    if to the Company:

                     Gulf South Medical Supply, Inc.
                     426 Christine Drive
                     Ridgeland, MS  39157
                     Telecopy:  (601) 853-4801
                     Attention:  Stanton Keith Pritchard, Esq.

                     with a copy to:

                     Testa, Hurwitz & Thibeault, LLP
                     High Street Tower
                     125 High Street
                     Boston, Massachusetts  02110
                     Telecopy:  (617) 248-7100
                     Attention:  William B. Asher, Esq.

       All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 11.4 designate another address or Person for receipt of notices hereunder.

              11.5 Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

              11.6 GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

              11.7 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be determined as conferring upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.


                                      GULF SOUTH MEDICAL SUPPLY, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

Dated:  ______ __, 1997

                                                                       Exhibit A

                                 EXERCISE FORM

                 (To be executed upon exercise of this Warrant)

       The undersigned hereby irrevocably elects to exercise the right represented by this Warrant, to purchase _____ of the Warrant Shares and herewith tenders payment for such Warrant Shares to the order of Gulf South Medical Supply, Inc. in the amount of $_____ in accordance with the terms of this Warrant. The undersigned requests that a certificate for such Warrant Shares be registered in the name of the undersigned and that such certificates be delivered to the undersigned's address below.

       The undersigned represents that it is acquiring such Warrant Shares for its own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within its control).


Dated:
      ----------
                                      Signature
                                               ---------------------------------


                                      ------------------------------------------
                                                         (Print Name)


                                      ------------------------------------------
                                                       (Street Address)


                                      ------------------------------------------
                                      (City)        (State)        (Zip Code)

Signed in the presence of:


------------------------------

       NOTE: The above signature must correspond with the name as written upon the face of this Warrant in ever particular way, without any alteration whatsoever.

       Any unexercised Warrants evidenced by the Warrant Certificate are to be issued to:

Name:                              (please print)
     ------------------------------

Address:
        ---------------------------

Taxpayer Identification or Social Security Number:
                                                  ---------------

                                                                     Exhibit C-1

                                    FORM OF
                            SECURED PROMISSORY NOTE


                                                               December __, 1996

$_____________


       For value received, the undersigned, Gulf South Medical Supply, Inc., a Delaware corporation having its principal place of business at 426 Christine Drive, Ridgeland, MS 39157 ("Obligor"), hereby promises to pay to _________________________ having its principal place of business at
___________________ ("Obligee"), the principal sum of ___________ Dollars and
______ Cents ($_________) on January 2, 1997 together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder, computed daily, at the rate of 100 percent (100%) of the "Applicable Federal Rate" for short-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability), as in effect from time to time, payable as set forth below. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days. Notwithstanding any other provision of this Promissory Note, Obligee does not intend to charge and Obligor shall not be required to pay any interest in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to Obligor or credited to reduce principal hereunder. Principal and interest shall be payable in lawful money of the United States of America.

       Principal and interest hereunder shall be payable in a single payment on demand.

       This Promissory Note is secured by and entitled to the benefits of a Pledge Agreement between Obligor and Obligee of even date herewith (the "Pledge Agreement"). Upon the occurrence of any Event of Default, as defined in the Pledge Agreement, Lender may declare any or all obligations or liabilities of Obligor to Obligee (including the unpaid principal hereunder and any interest due thereon), immediately due and payable without presentment, demand, protest or notice.

       No waiver of any obligation of Obligor under this Promissory Note shall be effective unless it is in a writing signed by Obligee. A waiver by Obligee of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

       Any notice required or permitted under this Promissory Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

       This Promissory Note is delivered in and shall be enforceable in accordance with the laws of the State of Delaware, and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

       Obligor hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof or of the Pledge Agreement.

       In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operate or would prospectively operate to invalidate this Promissory Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.


                                      GULF SOUTH MEDICAL SUPPLY, INC.

[Corporate Seal]

                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title:

Attested:

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                                                     Exhibit C-2

                                PLEDGE AGREEMENT


       PLEDGE AGREEMENT dated as of December __, 1996 made by and between Gulf South Medical Supply, Inc., a Delaware corporation having its principal place of business at 426 Christine Drive, Ridgeland, MS 39157 (the "Pledgor"), in favor of North American Fund II having its place of business at 111 E. Las Olas Blvd., Fort Lauderdale, FL 33302 ("NAF").

       WHEREAS, Pledgor and NAF are parties to a Stock Purchase Agreement dated November 19, 1996 among Pledgor, NAF, Gateway Healthcare Corporation ("Gateway") and the other signatories thereto (the "Purchase Agreement");

       WHEREAS, pursuant to the Purchase Agreement, Pledgor has delivered a promissory note of even date herewith to NAF (the "Note") in consideration of the purchase by Pledgor of the shares of common stock of Gateway owned by NAF on the date hereof (the "Pledged Stock");

       WHEREAS, it is a condition to the Purchase Agreement that the Pledgor execute and deliver this Pledge Agreement;

       NOW, THEREFORE, in consideration of the covenants and conditions set forth herein the Pledgor hereby agrees with NAF as follows:

       SECTION 1. DEFINED TERMS. The following terms have the following meanings:

       "Code" means the Uniform Commercial Code from time to time in effect in the State of Delaware.

       "Collateral" means the Pledged Stock and all Proceeds.

       "Proceeds" means all "proceeds" as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of Delaware on the date hereof.

       SECTION 2. PLEDGE; GRANT OF SECURITY INTEREST; ESCROW OF PLEDGED STOCK. The Pledgor hereby grants to NAF a first security interest in the Collateral, as collateral security for the prompt and complete payment of the Note in accordance with its terms. The Pledgor shall deliver to NAF the stock certificate or certificates representing the Pledged Stock to be held in escrow by NAF until the Note is paid in full, together with an undated stock power or powers covering such certificate or certificates, duly executed in blank.





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
       SECTION 3. REPRESENTATIONS AND WARRANTIES. The Pledgor represents and warrants that:

              (a) this Pledge Agreement has been duly executed by the Pledgor, and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms; and

              (b) no consent or authorization of, filing with, or other act by or with respect to, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any creditor of the Pledgor), is required in connection with the execution, delivery, performance, validity or enforceability of this Pledge Agreement; and

              (c) the Pledgor is the record owner of the Pledged Stock, and the Pledged Stock is free of any and all liens, pledges, security interests, encumbrances or options in favor of, or claims of, any other person, except the lien created by this Pledge Agreement.

       SECTION 4. COVENANTS. The Pledgor covenants and agrees with NAF that, from and after the date of this Pledge Agreement until the Note is paid in full at any time and from time to time, upon the written request of NAF, and at the sole expense of the Pledgor, the Pledgor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as NAF may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral is or becomes evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to NAF, duly endorsed in a manner satisfactory to NAF, to be held as Collateral pursuant to this Pledge Agreement.

       SECTION 5. DIVIDENDS AND VOTING RIGHTS. The Pledgor shall be entitled to receive all dividends, and to exercise all voting rights, with respect to the Pledged Stock.

       SECTION 6. DEFAULT. The failure by the Pledgor to pay any amount due and payable under the Note within one (1) business day after such amount becomes due and payable shall constitute a default hereunder (an "Event of Default").

       SECTION 7.  RIGHTS OF NAF.   If an Event of Default occurs and is
continuing (i) NAF shall have the right to receive any and all dividends paid with respect to the Pledged Stock and make application thereof to the Note, and
(ii) all shares of the Pledged Stock shall be registered in the name of NAF or its nominee, and NAF or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of NAF or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the option or any shares of the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of Gateway, or upon the exercise by the Pledgor or NAF of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but NAF shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

              Upon the occurrence of an Event of Default, NAF shall have the rights and remedies set forth in this Section 7 and in the Note, and all rights and remedies of a secured party under the Code or other applicable law.

              (b) NAF shall not be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof.

              (c) When the Note has been paid in full, the pledge of the Collateral shall cease, and the Collateral shall revert to the Pledgor free and clear of all liens securing any obligation or liability of the Pledgor to NAF, and NAF's rights, title, and interest therein shall cease and become void.

       SECTION 8. SEVERABILITY. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       SECTION 9. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise, nor any delay in exercising, on the part of NAF, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

       SECTION 10. WAIVERS AND AMENDMENTS; SUCCESSORS AND ASSIGNS; GOVERNING LAW. None of the terms or provisions of this Pledge Agreement, may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and NAF, provided, that any provision of this Pledge Agreement may be waived by NAF in a letter or agreement executed by NAF. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall insure to the benefit of NAF and its successors and assigns. This Pledge Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

       SECTION 11. NOTICES. Any notice required or permitted under this Pledge Agreement shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

       SECTION 12. COUNTERPARTS. This Pledge Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

       IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above.


                                      PLEDGOR:

                                      GULF SOUTH MEDICAL SUPPLY, INC.


                                      By:
                                         ---------------------------------------
                                         Title


                                      NORTH AMERICAN FUND II


                                      By:
                                         ---------------------------------------
                                         Title

                                                                       EXHIBIT D



                          Option Termination Agreement

       AGREEMENT, made this ___ day of _______________, 1996, by and between Gateway Healthcare Corporation, an _______ corporation (the "Company") and _____________________ (the "Participant").

       WHEREAS, pursuant to the Gateway Holding, Inc. 1992 Stock Plan (the "Plan"), the Company granted to the Participant an option to purchase ________ shares, $___ par value, of the Common Stock of the Company at an exercise price of $10.00 per share, as evidenced by a certain Non-Qualified Stock Option dated the ____ day of ___________, 19__, a copy of which is attached hereto as Exhibit A;

       WHEREAS, the Company has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated November 19, 1996 with Gulf South Medical Supply, Inc. ("GSMS") and the stockholders of the Company with respect to the sale of all of the outstanding capital stock of the Company to GSMS (the "Sale");

       WHEREAS, pursuant to the terms and conditions of the Stock Purchase Agreement, GSMS will grant to the Participant an option to purchase a certain number of shares of the Common Stock, $.01 par value per share, of GSMS on the terms set forth in Section 7.02 of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit B (the "GS Option"); and

       WHEREAS, pursuant to the Stock Purchase Agreement, the Company will terminate the Plan.

       NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Stock Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

       1. Termination of Option. Effective upon the closing of the Sale and delivery of the GS Option to the Participant, the Non-Qualified Stock Option (the "Option") granted to the Participant by the Company shall terminate and shall be null and void. The Participant shall have no further rights with respect to the vested and unvested shares underlying the Option.

       2. Release. Effective as of the date hereof, the Participant does for [him/her]self, and [his/her] spouse, and their respective affiliates, partners, heirs, successors and assigns, if any, release and absolutely forever discharge the Company and GSMS, and each of their officers, directors, shareholders, affiliates, employees and agents from and against all claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of any nature whatsoever, that the Participant now has, or at any time previously had, or shall or may have in the future, arising pursuant to the Option or the Plan.

       3. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                      GATEWAY HEALTHCARE CORPORATION


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:



                                      ------------------------------------------
                                      [PARTICIPANT]





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